Exhibit 99.3

FOR RELEASE 6:00 PM ET, September 17, 2019
SUMMIT FINANCIAL GROUP, INC. TO ACQUIRE CORNERSTONE FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY, CORNERSTONE BANK, INC.
50% Common Stock / 50% Cash Consideration; $5,700 Per Share Cash or 228 Shares of Summit Common Stock; Aggregate Transaction Value of Approximately $28.5 Million
MOOREFIELD, WV AND WEST UNION, WV - September 17, 2019 (GLOBE NEWSWIRE) -- Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) and Cornerstone Financial Services, Inc. (“Cornerstone”) announce the signing of a definitive merger agreement between Summit and Cornerstone.
Pursuant to the terms of the merger agreement, Summit will acquire all of the outstanding shares of common stock of Cornerstone in exchange for cash in the amount of $5,700.00 per share or 228 shares of Summit common stock, resulting in an aggregate transaction value of approximately $28.5 million. Cornerstone shareholders will have a right to receive cash, Summit’s common stock or a combination of cash and Summit common stock, subject to proration to result in 50% cash and 50% stock consideration in the aggregate. Total merger consideration received by Cornerstone shareholders is subject to an adjustment if Cornerstone’s adjusted shareholders’ equity as of the effective date of the merger deviates from the range mutually determined by the parties.
The transaction has been unanimously approved by each company’s board of directors and is expected to close early in 2020, pending regulatory approvals and the approval of Cornerstone’s shareholders. Following consummation of the merger, Cornerstone’s wholly-owned subsidiary, Cornerstone Bank, Inc., will be consolidated with Summit’s bank subsidiary, Summit Community Bank, Inc. In addition, Lorraine L. Brisell, Cornerstone’s current President, will join Summit as Market President of Summit.
“This transaction represents an exceptional opportunity for Summit to combine with a financially strong and exceptionally well-managed bank possessing a culture and core values similar to ours, as well as the same commitment to build long-term client relationships by providing ‘Service Beyond Expectations’,” stated Summit’s President and Chief Executive Officer, H. Charles Maddy, III. “Partnering with Cornerstone not only further expands Summit’s community banking footprint into the central region of West Virginia, but it permits both Cornerstone’s and Summit’s clients the added convenience of more banking locations provided by our combined organizations. Our top priority now is to make sure Cornerstone’s clients experience a smooth transition.”
Cornerstone’s President, Lorraine L. Brisell said, “We are excited to partner with Summit, an exceptionally strong financial services company that mirrors our long standing commitment to promote community banking and provide excellence in serving our clients. Summit’s demonstrated history of successful merger integration, operating performance, focus on employee value and well-planned product design and development, makes them an ideal partner for Cornerstone. The merger with Summit will continue to foster the relationships our employees have developed with our clients over the years and enable the offering of a more diverse and dynamic suite of products and services to further cement our ability to serve and meet the needs of our clients in our current changing economic and demographic market area. I look forward to continuing my relationship with our clients and our employees as Market President of Summit.”

Cornerstone was advised by the investment banking firm of D.A. Davidson & Co. and the law firm of Bowles Rice LLP. Summit was represented by the law firm of Hunton Andrews Kurth LLP.
About Summit
Summit is a $2.30 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and Southern regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates thirty-two banking locations.
About Cornerstone
Cornerstone, a bank holding company headquartered in West Union, West Virginia, reported approximately $170 million in assets as of June 30, 2019 and operates four community banking offices in central West Virginia through its subsidiary, Cornerstone Bank, Inc.

Contacts

With respect to Summit:

Robert S. Tissue, Executive Vice President & CFO
Telephone: (304) 530-0552
Email: rtissue@summitfgi.com

With respect to Cornerstone:

Lorraine L. Brisell, President
Telephone: (304) 873-3603
Email: lbrisell@cornerstonebankwv.com

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger between Cornerstone Financial Services, Inc. (“Cornerstone”) and Summit Financial Group, Inc. (“Summit”), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Summit’s and Cornerstone’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective managements of Summit and Cornerstone and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Cornerstone and Summit. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Summit and Cornerstone may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of Cornerstone may fail to approve the merger; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Summit and Cornerstone are engaged; (7) changes in the interest rate environment may adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Summit’s and Cornerstone’s markets could adversely affect operations; and (10) the economy could experience a slowdown that could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Summit’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s Internet site (http://www.sec.gov).

Summit and Cornerstone caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Summit or Cornerstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Summit and Cornerstone do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This information does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger Summit will file with the SEC a Registration Statement on Form S-4 with respect to the offering of Summit common stock as the merger consideration under the Securities Act of 1933, which will include a proxy statement of Cornerstone seeking approval of the merger by Cornerstone’s shareholders and a prospectus of Summit. Cornerstone will deliver the proxy statement/prospectus to its shareholders. In addition, Summit may file other relevant documents concerning the proposed merger with the SEC. Investors and security holders are urged to read the registration statement and proxy statement/prospectus and other relevant documents when they become available because they will contain important information about the proposed merger.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of Summit and Cornerstone may also obtain free copies of these documents by directing a request to Ms. Teresa Ely, Summit’s Director of Shareholder Relations, by telephone at (304) 530-0526 or by email at tely@summitfgi.com or by accessing these documents at Summit’s website: www.summitfgi.com.

PARTICIPANTS IN THE SOLICITATION

Summit, Cornerstone and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from Cornerstone’s shareholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cornerstone shareholders in connection with the merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

You can find information about the executive officers and directors of Summit in its Annual Report on Form 10-K for the year ended December 31, 2018 and in its definitive proxy statement filed with the SEC on April 16, 2019.  Information about the directors and executive officers of Cornerstone may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available. You can obtain free copies of these documents from Summit or Cornerstone using the contact information above.